Exhibit 99(a)(4)

AMENDED AND RESTATED DECLARATION OF TRUST
OF
CAREY CREDIT INCOME FUND 2018 T
PREAMBLE
This Amended and Restated Declaration of Trust (this “Declaration of Trust”) shall amend and restate the Declaration of Trust dated March 18, 2016 in its entirety.  All capitalized terms used herein shall have the meaning ascribed to such terms in Article XIV.
ARTICLE I
NAME
The name of the statutory trust is Carey Credit Income Fund 2018 T.
ARTICLE II
PURPOSE
The purpose for which the Company is formed is to engage in any lawful act or activity for which trusts may be organized under the Statutory Trust Act of the State of Delaware as now or hereafter in force, including conducting and carrying on the business of a business development company, subject to making an election therefor under the 1940 Act.
ARTICLE III
TRUSTEE IN STATE
Pursuant to Section 3807 of the Statutory Trust Act, the trustee of the Company in the State of Delaware shall be Wilmington Trust, National Association, a national banking association (including any successor trustee appointed in accordance with Section 3.3 of this Declaration of Trust, the “Delaware Trustee”).  The street address of the principal office of Wilmington Trust, National Association is 1100 North Market Street, Wilmington, Delaware 19890.  Any reference to “trustee” or “board of trustees” in this Declaration of Trust and the Bylaws of the Company shall not be deemed to include or refer to the Delaware Trustee.
Section 3.1        Purpose of Appointment.  The Delaware Trustee is appointed to serve as the trustee of the Company in the State of Delaware for the sole purpose of satisfying the requirements of Section 3807(a) of the Statutory Trust Act that the Company have at least one trustee with a principal place of business in the State of Delaware.  It is understood and agreed by the parties hereto that the Delaware Trustee shall have none of the duties, obligations or liabilities of any other Person, including, without limitation, the board of trustees.  The Delaware Trustee shall satisfy the requirements of Section 3807(a) of the Statutory Trust Act.
Section 3.2        Duties. The duties of the Delaware Trustee shall be limited to (i) accepting legal process served on the Company in the State of Delaware and (ii) the execution of any certificates required to be filed with the Delaware Secretary of State that the Delaware Trustee is required to execute under Section 3811 of the Statutory Trust Act.  Except for the purpose of the foregoing sentence, the Delaware Trustee shall not be deemed a trustee, shall not be a member of the board of trustees and shall have no management responsibilities or owe any fiduciary duties to the Company or the shareholders.  To the extent that, at law or in equity, the Delaware Trustee has duties (including fiduciary duties) and liabilities relating thereto to the Company or the Company’s shareholders, it is hereby understood and agreed by the other parties hereto that such duties and liabilities are replaced by the duties and liabilities of the Delaware Trustee expressly set forth in this Declaration of Trust.  The Delaware Trustee shall have no liability for the acts or omissions of any other Person, including, without limitation, the board of trustees.
Section 3.3        Removal.  The Delaware Trustee may be removed by the board of trustees upon 30 days’ prior written notice to the Delaware Trustee.  The Delaware Trustee may resign upon 30 days’ prior written notice to the board of trustees.  No resignation or removal of the Delaware Trustee shall be effective except upon the appointment of a successor Delaware Trustee appointed by the board of trustees or a court of competent jurisdiction.  If no successor Delaware Trustee has been appointed within such 30 day period, the Delaware Trustee may, at the expense of the Company, petition a court of competent jurisdiction to appoint a successor Delaware Trustee.

Section 3.4        Merger.  Any Person into which the Delaware Trustee may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Delaware Trustee shall be a party, or any Person which succeeds to all or substantially all of the corporate trust business of the Delaware Trustee, shall be the successor Delaware Trustee under this Declaration of Trust without the execution, delivery or filing of any paper or instrument or further act to be done on the part of the parties hereto, except as may be required by applicable law.
Section 3.5        Liability.
(a)        The Delaware Trustee shall be entitled to all of the same rights, protections, indemnities and immunities under this Declaration of Trust and with respect to the Company and the shareholders as the board of trustees.  No amendment or waiver of any provision of this Declaration of Trust that adversely affects the Delaware Trustee shall be effective against it without its prior written consent.
(b)        The Delaware Trustee shall not be liable for supervising or monitoring the performance and the duties and obligations of any other Person, including, without limitation, the board of trustees, the Company under this Declaration of Trust or any related document.  The Delaware Trustee shall not be personally liable under any circumstances, except for its own willful misconduct, bad faith or gross negligence.  In particular, but not by way of limitation:
(i)        the Delaware Trustee shall not be personally liable for any error of judgment made in good faith;
(ii)        no provision of this Declaration of Trust shall require the Delaware Trustee to expend or risk its personal funds or otherwise incur any financial liability in the performance of its rights or powers hereunder, if the Delaware Trustee shall have reasonable grounds for believing that the payment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;
(iii)        under no circumstances shall the Delaware Trustee be personally liable for any representation, warranty, covenant, agreement or indebtedness of the Company;
(iv)        the Delaware Trustee shall not be personally responsible for or in respect of the validity or sufficiency of this Declaration of Trust or for the due execution hereof by any other party hereto;
(v)        the Delaware Trustee shall incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties.  The Delaware Trustee may accept a certified copy of a resolution of the board of trustees or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect.  As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Delaware Trustee may for all purposes hereof rely on a certificate or resolution, signed by the board of trustees or an officer of the Company as to such fact or matter, and such certificate shall constitute full protection to the Delaware Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon;
(vi)        in the exercise or administration of the Company hereunder, the Delaware Trustee (A) may act directly or through agents or attorneys pursuant to agreements entered into with any of them, and the Delaware Trustee shall not be liable for the default or misconduct of such agents or attorneys if such agents or attorneys shall have been selected by the Delaware Trustee in good faith and (B) may consult with counsel, accountants and other skilled persons to be selected by it in good faith and employed by it, and it shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons;
(vii)        in accepting and performing its express duties hereunder the Delaware Trustee acts solely as Delaware Trustee hereunder and not in its individual capacity, and all persons having any claim against the Delaware Trustee by reason of the transactions contemplated by this Declaration of Trust shall look only to the Company for payment or satisfaction thereof; and
(viii)        the Delaware Trustee shall incur no liability if, by reason of any provision of any present or future law or regulation thereunder, or by any force majeure event, including but not limited to natural disaster, act of war or terrorism, or other circumstances beyond its reasonable control, the Delaware Trustee shall be prevented or forbidden from doing or performing any act or thing which the terms of this

Declaration of Trust provide shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Declaration of Trust.
Section 3.6        Successors.  In the event of the appointment of a successor Delaware Trustee, such successor shall cause an amendment to the certificate of trust of the Company to be filed with the Secretary of State of Delaware in accordance with Section 3810 of the Statutory Trust Act, indicating the change of the Delaware Trustee’s identity.
Section 3.7        Compensation and Reimbursement of Expenses.  The Company hereby agrees to (i) compensate the Delaware Trustee in accordance with a separate fee agreement with the Delaware Trustee, (ii) reimburse the Delaware Trustee for all reasonable expenses (including reasonable fees and expenses of counsel and other experts) and (iii) indemnify, defend and hold harmless the Delaware Trustee and any of the officers, directors, employees and agents of the Delaware Trustee (the “Indemnified Persons”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel), taxes and penalties of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Persons with respect to the performance of any duties contemplated by this Declaration of Trust, the creation, operation or termination of the Company or the transactions contemplated hereby; provided, however, that the Company shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or gross negligence of such Indemnified Person.  To the fullest extent permitted by law, Expenses to be incurred by an Indemnified Person shall, from time to time, be advanced by, or on behalf of, the Company prior to the final disposition of any matter upon receipt by the Company of an undertaking by, or on behalf of, such Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified under this Declaration of Trust.
ARTICLE IV
PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS OF THE COMPANY AND OF THE SHAREHOLDERS AND TRUSTEES
This Declaration of Trust and the Bylaws shall together constitute the governing instrument of the Company.  To the extent any provision of the Bylaws conflicts with this Declaration of Trust, this Declaration of Trust shall control.
Section 4.1        Number, Term and Election of Trustees. The business and affairs of the Company shall be managed under the direction of the board of trustees (which shall not include the Delaware Trustee). The board of trustees shall have full, exclusive and absolute power, control and authority over the Company’s assets and over the business of the Company to the same extent as a board of directors of a Delaware corporation. The board of trustees may take any actions as in its sole judgment and discretion are necessary or desirable to conduct the business of the Company. This Declaration of Trust and the Bylaws shall be construed with a presumption in favor of the grant of power and authority to the board of trustees.  Except as otherwise specifically provided in this Declaration of Trust and the Bylaws, each trustee and officer of the Company shall have duties including fiduciary duties (and liability therefore), identical to those of directors and officers of a private corporation for profit organized under the DGCL and shall not have any other duties, including any fiduciary duties, except for fiduciary duties identical to those of directors and officers of a private corporation for profit organized under the DGCL. The number of trustees of the Company shall be five (5), which number may be increased or decreased from time to time by the board of trustees pursuant to the Bylaws. Notwithstanding the foregoing sentence, the number of trustees that shall comprise the Company’s board of trustees shall not be less than three, except for a period of up to 60 days after the death, removal or resignation of a trustee pending the election of such trustee’s successor.  Trustees may be elected to an unlimited number of successive terms. Any trustee elected by the board of trustees without a shareholder vote to fill a vacancy as a result of the expansion of the size of the board of trustees, who remains a trustee of the Company at the time of the next annual meeting of shareholders, if held, shall be submitted to the shareholders for election to the board of trustees at such annual meeting of shareholders.
A majority of the board of trustees shall be Independent Trustees, except for a period of up to 60 days after the death, removal or resignation of an Independent Trustee pending the election of such Independent Trustee’s successor.
Subject to applicable requirements of the 1940 Act and except as may be provided by the board of trustees in setting the terms of any class or series of Preferred Shares, any and all vacancies on the board of trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a Quorum, and any trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred and until a successor is duly elected and qualified. Notwithstanding the foregoing sentence, if there are Independent Trustees on the board of trustees, vacancies among the Independent Trustees’ positions on the board of trustees may be filled only by the affirmative vote of a majority of the remaining Independent Trustees in office, even if the remaining Independent Trustees do not constitute a Quorum, and any Independent Trustee elected to fill such a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred and until a successor is duly elected and qualified.
The trustees (other than any trustee elected solely by holders of one or more classes or series of Preferred Shares) shall hold office until the earlier of their death, resignation, incapacity or until their successors are duly elected and qualified.
Section 4.2        Authorization by Board of Share Issuance. The board of trustees may authorize the issuance from time to time of shares of beneficial interest of the Company (referred to herein as “shares”) of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of any class or series, whether now or hereafter authorized, for such consideration as the board of trustees may deem advisable (or without consideration in the case of a share split or share dividend), subject to such restrictions or limitations, if any, as may be set forth in this Declaration of Trust or the Bylaws.
Section 4.3        Preemptive Rights. Except as may be provided by the board of trustees in setting the terms of classified or reclassified shares pursuant to Sections 5.3 or 5.4 or as may otherwise be provided by contract approved by the board of trustees, no holder of shares of the Company shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of the Company or any other security of the Company which it may issue or sell.
Section 4.4        Appraisal Rights. Except as may be provided by the board of trustees in setting the terms of any class or series of Preferred Shares and except as contemplated by the Statutory Trust Act, no shareholder of the Company shall be entitled to exercise appraisal rights in connection with any transaction.
Section 4.5        Determinations by Board.  To the fullest extent permitted by law,
(a)        the determination as to any of the following matters, made in good faith by or pursuant to the direction of the board of trustees consistent with this Declaration of Trust, shall be final and conclusive and shall be binding upon the Company and every shareholder:
(i)        the amount of the net income of the Company for any period and the amount of assets at any time legally available for the payment of dividends, redemption or repurchase of its shares or the payment of other distributions on its shares;
(ii)        the amount of stated capital, capital surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets;
(iii)        the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged);
(iv)        any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, preferences, privileges, limitations (including as to dividends or other distributions) or restrictions of any class or series of shares of the Company;
(v)        the fair value, or any sale, bid or ask price to be applied in determining the fair value, of any asset or liability owned or held by the Company or any shares of the Company;
(vi)        any matter relating to the acquisition, holding, tendering and disposition of any assets by the Company;
(vii)        any conflict between the Statutory Trust Act, the DGCL and the provisions set forth in the NASAA Omnibus Guidelines; or
(viii)        any other matter relating to the business and affairs of the Company or required or permitted by applicable law, this Declaration of Trust or the Bylaws or otherwise to be determined by the board of trustees.

(b)        Notwithstanding anything to the contrary contained in paragraph (a) above, to the extent the board of trustees determines that the Statutory Trust Act or the DGCL conflicts with the provisions set forth in the NASAA Omnibus Guidelines, the provisions in the NASAA Omnibus Guidelines shall control to the extent such provisions of the Statutory Trust Act or DGCL are not mandatory.
(c)        Notwithstanding Articles VI and XI, the board of trustees may, without shareholder approval (unless such approval is required by the 1940 Act), cause the Company to convert into or merge, reorganize or consolidate with or into one or more trusts, partnerships, limited liability companies, associations, corporations or other business entities (or a series of any of the foregoing to the extent permitted by law) (including trusts, partnerships, limited liability companies, associations, corporations or other business entities created by the board of trustees to accomplish such conversion, merger or consolidation) so long as the surviving or resulting entity is a business development company under the 1940 Act, and that, in any case, is formed, organized or existing under the laws of the United States or of a state, commonwealth, possession or colony of the United States. Any agreement of merger, reorganization, consolidation or conversion, certificate of merger, certificate of conversion or other applicable certificate may be signed by a majority of the board of trustees or an authorized officer of the Company and facsimile signatures conveyed by electronic or telecommunication means shall be valid.  Pursuant to and in accordance with the provisions of Section 3815(f) of the Statutory Trust Act, and notwithstanding anything to the contrary contained in this Declaration of Trust, but subject to Section 6.2, an agreement of merger or consolidation approved by the board of trustees in accordance with this Section 4.5(c) may effect any amendment to this Declaration of Trust or effect the adoption of a new declaration of trust of the Company or change the name of the Company if the Company is the surviving or resulting entity in the merger or consolidation.
Section 4.6        Removal of Trustees. Prior to the qualification of the Common Shares of the Company as Covered Securities, and subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more trustees and the mandatory provisions of any applicable laws or regulations, any trustee may be removed from office only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees. Following the qualification of the Common Shares of the Company as Covered Securities, and subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more trustees, any trustee, or the entire board of trustees, may be removed from office at any time only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees. For the purpose of this Section 4.6, “cause” shall mean, with respect to any particular trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.
Section 4.7        Share Repurchase Program.  The Company may voluntarily repurchase or redeem shares if such repurchase or redemption does not impair the capital or operations of the Company and is approved by a majority of the board of trustees.
ARTICLE V
SHARES
Section 5.1        Authorized Shares. The Company has authority to issue 1,100,000,000 shares, of which 1,000,000,000 shares are classified as common shares, $0.001 par value per share (“Common Shares”), and 100,000,000 shares are classified as preferred shares, $0.001 par value per share (“Preferred Shares”). The aggregate par value of all authorized shares having par value is $1,100,000. All shares shall be fully paid and nonassessable when issued, and the Company shall not make any mandatory assessment against any shareholder beyond such shareholder’s subscription commitment. A majority of the board of trustees, without any action by the shareholders of the Company, may amend this Declaration of Trust from time to time to (i) increase or decrease the aggregate number of shares or the number of shares of any class or series that the Company has authority to issue or (ii) subdivide or combine the outstanding shares of any class or series into a greater or lesser number of outstanding shares (which may include a change in the par value thereof).  For the avoidance of doubt, any such amendment shall not be deemed to alter or change the terms, rights, powers, preferences, privileges, limitations or restrictions of such shares.
Section 5.2        Common Shares. Each Common Share shall entitle the holder thereof to one vote. Except as otherwise provided in this Declaration of Trust, and subject to the express terms of any class or series of Preferred Shares, holders of Common Shares shall have the exclusive right to vote on all matters as to which a shareholder is entitled to vote pursuant to applicable law at all meetings of shareholders. In the event of any voluntary or involuntary liquidation, dissolution or winding up, the aggregate assets available for distribution to holders of Common Shares shall be determined in accordance with applicable law and this Declaration of Trust. Each holder of Common Shares shall be entitled to receive, ratably with each other holder of Common Shares, that portion of the assets available for distribution as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding.
Section 5.3        Preferred Shares. The board of trustees may authorize the issuance of Preferred Shares or classify or reclassify any unissued Preferred Shares from time to time, in one or more classes or series of Preferred Shares, and may set the terms, rights, powers, preferences, privileges, limitations and restrictions of such shares.  To the extent that the board of trustees authorizes and issues Preferred Shares of any class or series, it is hereby authorized and empowered to amend or supplement this Declaration of Trust as it deems necessary or appropriate, including to comply with the requirements of the 1940 Act or requirements imposed by the rating agencies or other Persons, all without the approval of any shareholders of the Company.  Any such supplement or amendment shall be promptly filed with the SEC.  In addition, any such supplement or amendment may set forth the rights, powers, preferences, privileges, limitations and restrictions of such Preferred Shares and any such supplement or amendment shall operate either as additions to or modifications of the rights, powers, preferences, privileges, limitations and restrictions of any such Preferred Shares under this Declaration of Trust.  To the extent the provisions set forth in such supplement or amendment conflict with the provisions of this Declaration of Trust with respect to any such rights, powers, preferences, privileges, limitations or restrictions of the Preferred Shares, such amendment or supplement shall control.  Except as contemplated by the immediately preceding sentence, this Declaration of Trust shall control as to the Company generally and the rights, powers, preferences, privileges, limitations and restrictions of the other shareholders of the Company.
Section 5.4    Classified or Reclassified Shares. The board of trustees by resolution may classify prior to issuance or reclassify after issuance any shares of the Company. In connection therewith, the board of trustees may: (a) designate any shares of the Company as a class or series to distinguish such shares from all other classes and series of shares of the Company; (b) specify the number of shares to be included in the class or series; and (c) set or change, subject to the express terms of any class or series of shares of the Company outstanding at the time, the terms, rights, powers, preferences, privileges, limitations, including as to dividends or other distributions, and restrictions for each class or series of shares. Any of the terms of any class or series of shares set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside this Declaration of Trust (including determinations by the board of trustees or other facts or events within the control of the Company) and may vary among holders thereof; provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of shares is clearly and expressly set forth in the resolution or other instrument establishing any such class or series.
Section 5.5        Deferred Payments. The Company shall not have authority to make arrangements for deferred payments on account of the purchase price of the Company’s shares unless all of the following conditions are met: (a) such arrangements are warranted by the Company’s investment objectives; (b) the period of deferred payments coincides with the anticipated cash needs of the Company; (c) the deferred payments shall be evidenced by a promissory note of the shareholder, which note shall be with recourse, shall not be negotiable, shall be assignable only subject to defenses of the maker and shall not contain a provision authorizing a confession of judgment; and (d) selling commissions and Front End Fees paid upon deferred payments are payable when payment is made on the note. The Company shall not sell or assign the deferred obligation notes at a discount. In the event of default in the payment of deferred payments by a shareholder, the shareholder may be subjected to a reasonable penalty.
Section 5.6        Dividends and Distributions.
(a)        The board of trustees shall cause the Company to provide for adequate reserves in cash and other liquid securities for normal replacements and contingencies by causing the Company to retain a reasonable percentage of proceeds from offerings and revenues.
(b)        From time to time and not less than quarterly, the Company shall cause the Administrator or the Company’s officers to review the Company’s accounts to determine whether cash distributions are appropriate. The Company may, subject to authorization by the board of trustees, distribute pro rata to the shareholders funds received by the Company and available for distribution which the Fund Administrator or the Company’s officers deems unnecessary to retain in the Company. The board of trustees may authorize the

Company to declare and pay to shareholders such dividends or distributions, in cash or other assets of the Company or in securities of the Company or from any other source as the board of trustees in its discretion shall determine. The board of trustees shall endeavor to authorize the Company to declare and pay such dividends and distributions (i) as shall be necessary for the Company to qualify as a “Regulated Investment Company” under the Code, and (ii) to the extent that the board of trustees deems it unnecessary for the Company to retain funds received by it; provided, however, that in each case shareholders shall have no right to any dividend or distribution unless and until authorized and declared by the board of trustees. The exercise of the powers and rights of the board of trustees pursuant to this Section 5.6 shall be subject to the provisions of any class or series of shares at the time outstanding. The receipt by any person in whose name any shares are registered on the records of the Company or by his or her duly authorized agent shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of such shares and from all liability to see to the application thereof. Distributions in kind shall not be permitted, except for (i) distributions of readily marketable securities, (ii) distribution of common shares of the Master Fund, (iii) distributions of beneficial interests in a liquidating trust established for the dissolution of the Company and the liquidation of its assets in accordance with the terms of this Declaration of Trust or (iv) distributions in which (a) the board of trustees advises each shareholder of the risks associated with direct ownership of the property, (b) the board of trustees offers each shareholder the election of receiving such in-kind distributions and (c) in-kind distributions are made only to those shareholders that accept such offer.
Section 5.7        Declaration of Trust and Bylaws. All shares are subject to the provisions of this Declaration of Trust and the Bylaws. The board of trustees shall have the exclusive power to make, alter, amend or repeal the Bylaws.
Section 5.8        Suitability of Shareholders. If the Company is offering Common Shares or Preferred Shares in a public offering registered with the SEC (a “Public Offering”), subject to any required heightened suitability standards set forth in the prospectus related to such Public Offering (as the same may be amended or supplemented from time to time, the “Prospectus”), to purchase Common Shares or Preferred Shares from the Company in the Public Offering, such prospective shareholder must represent to the Company, among such other requirements as the Company may require from time to time, that such prospective shareholder satisfies any suitability standards required by the guidelines published by NASAA applicable to the Company, as such standards may be amended from time to time, that are set forth in the Prospectus, such as that prospective shareholders must have a net worth (not including home, furnishings and personal automobiles) of at least $70,000 and an annual gross income of at least $70,000, or (ii) a net worth (not including home, furnishings and personal automobiles) of at least $250,000.  In the case of sales in fiduciary accounts, these minimum standards shall be met by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase the shares if the donor or grantor is the fiduciary.  The Company or each person selling Common Shares in a Public Offering shall make every reasonable effort to determine that the purchase of such shares is a suitable and appropriate investment for each investor.  Such determination shall be made in accordance with the provisions of Section III.C of the NASAA Omnibus Guidelines.  This Section 5.8 shall not apply when and if the Company issues a Covered Security.
Section 5.9        Reports to Shareholders.
(a)        The trustees shall take reasonable steps to insure that the Company shall cause to be prepared and mailed or delivered by any reasonable means, including an electronic medium, to each shareholder as of a record date after the end of the fiscal year within one hundred twenty (120) days after the end of the fiscal year to which it relates an annual report on Form 10-K for each fiscal year ending after the commencement of the Company’s initial public offering that shall include: (i) financial statements prepared in accordance with GAAP that are audited and reported on by independent certified public accountants; (ii) a report of the activities of the Company during the period covered by the report; (iii) where forecasts have been provided to the Shareholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and (iv) a report setting forth distributions to Shareholders for the period covered thereby and separately identifying distributions from: (A) Cash flow from operations during the period; (B) Cash flow from operations during a prior period which have been held as reserves; (C) proceeds from disposition of assets of the Company; and (D) reserves from the gross proceeds. Such annual report must also contain a breakdown of the costs reimbursed to the Adviser.

(b)        The trustees shall take reasonable steps to ensure that the Company shall cause to be prepared and filed within sixty (60) days after the end of each fiscal quarter of the Company, a Form 10-Q if required under the Exchange Act.
(c)        The trustees shall take reasonable steps to ensure that the Company shall cause to be prepared and mailed within seventy-five (75) days after the end of each fiscal year of the Company to each Person who was at any time during such fiscal year a shareholder all information about the sources of distributions by the Company on a tax basis necessary for the preparation of the shareholders’ federal income tax returns.
(d)        If Common Shares or Preferred Shares have been purchased on a deferred payment basis, on which there remains an unpaid balance during any period covered by any report required by subsections (a) and (b) above; then such annual report shall contain a detailed statement of the status of all deferred payments, actions taken by the Company in response to any defaults, and a discussion and analysis of the impact on capital requirements of the Company.
(e)        The board of trustees shall cause the Company, upon request from any state official or agency or official administering the securities laws of such state (a “State Administrator”), to submit to such State Administrator the reports that are required to be distributed to shareholders pursuant to this Section 5.9. and representative statements required to be distributed to shareholders pursuant to this Section 5.9
Section 5.10        Tender Offers.
(a)        If any Person, other than the Company in connection with its repurchase program, makes a tender offer, including, without limitation, a “minitender” offer, such Person must comply with all of the provisions set forth in Regulation 14D of the Exchange Act, including, without limitation, disclosure and notice requirements that would be applicable if the tender offer was for more than 5% of the outstanding shares; provided, however, that, unless otherwise required by the Exchange Act, such documents are not required to be filed with the SEC.  In addition, any such Person must provide notice to the Company at least ten business days prior to initiating any such tender offer. Any Person who initiates a tender offer without complying with the provisions set forth above (a “Non-Compliant Tender Offer”), shall be responsible for all expenses incurred by the Company in connection with the enforcement of the provisions of this Section 5.10, including, without limitation, expenses incurred in connection with the review of all documents related to such tender offer. In addition, the Company may seek injunctive relief, including, without limitation, a temporary or permanent restraining order, in connection with any Non-Compliant Tender Offer. This Section 5.10 shall be of no force or effect with respect to any shares that are then Listed.
(b)        Non-Compliant Tender Offers.  No shareholder may transfer any shares held by such shareholder to a Person making a Non-Compliant Tender Offer unless such shareholder shall have first offered such shares to the Company at the tender offer price offered in such Non-Compliant Tender Offer.
Section 5.11        Net Asset Value.  The “Net Asset Value” per share shall be the quotient obtained by dividing the value of the net assets (being the value of the securities and other assets less the liabilities) by the total number of shares outstanding, all as determined by or under the direction of the board of trustees in accordance with GAAP and the 1940 Act.  Subject to the applicable provisions of the 1940 Act, the board of trustees, in its sole discretion, may prescribe and shall set forth in the Bylaws of the Company or in a duly adopted resolution of the board of trustees such bases and times for determining the value of the assets attributable to, and the Net Asset Value per share of outstanding shares of or the net income attributable to such shares, as the board of trustees deems necessary or desirable.
Section 5.12        Proportionate Rights.  All shares of each particular class shall represent an equal proportionate interest in the assets attributable to the class (subject to the liabilities of that class) and each share of any particular class shall be equal to each other share of that class.  The board of trustees may, from time to time, divide or combine the shares of any particular class into a greater or lesser number of shares of that class without thereby changing the proportionate interest in the assets attributable to that class or in any way affecting the rights of holders of shares of any other class.
Section 5.13        Fractional Shares.  The Company shall have authority to issue fractional shares.  Any fractional shares of capital stock shall carry proportionately all of the rights of a whole share, including, without limitation, the right to vote and the right to receive dividends and other distributions.

Section 5.14        Temporary Investments.  The board of trustees shall cause to be temporarily placed the proceeds from securities offerings by the Company into short-term, highly liquid investments that, in the reasonable judgment of the board of trustees, afford appropriate safety of principal during such time as it is determining the composition and allocation of the portfolio of the Company and the nature, timing and implementation of any changes thereto; provided, however, that the Board shall have no fiduciary or other obligation to select any short-term, highly liquid investment based solely on any yield or return of such investment.
ARTICLE VI
AMENDMENTS; CERTAIN EXTRAORDINARY ACTIONS
Section 6.1        Amendments Generally. Subject to Section 6.3 hereof, the board of trustees reserves the right, without any vote of shareholders, from time to time to make any amendment to this Declaration of Trust, now or hereafter authorized by law, that does not adversely affect the rights of shareholders.  Notwithstanding the foregoing, and subject to the provisions of any class or series of shares then outstanding and the mandatory provisions of any applicable laws or regulations, upon the affirmative vote of shares entitled to cast at least a majority of the votes entitled to be cast on the matter, shareholders may amend this Declaration of Trust, without the necessity for concurrence by the board of trustees.
Section 6.2        Execution of Amendments.  Upon obtaining such approvals required by this Declaration of Trust and the Bylaws and without further action or execution by any other Person, including the Delaware Trustee or any shareholder, (i) any amendment to this Declaration of Trust may be implemented and reflected in a writing executed solely by the requisite members of the board of trustees, and (ii) the Delaware Trustee and the shareholders shall be deemed a party to and bound by such amendment of this Declaration of Trust; provided, however, the Delaware Trustee’s signature shall be required on any amendment that would affect the Delaware Trustee.
Section 6.3        Approval of Certain Other Declaration of Trust Amendments.  Prior to the qualification of the Common Shares of the Company as Covered Securities, and notwithstanding the provisions of Section 6.1, the holders of outstanding shares of a class of shares shall be entitled to vote as a class upon a proposed amendment to this Declaration of Trust if the amendment would alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Approval of any such amendment by such class shall require at least a majority of the votes cast by such class at a meeting of shareholders duly called and at which a Quorum is present.
ARTICLE VII
LIMITATION OF LIABILITY; INDEMNIFICATION AND ADVANCE OF EXPENSES
Section 7.1        Limitation of Shareholder Liability. Shareholders shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the DGCL.
Section 7.2        Limitation of Trustee and Officer Liability. To the fullest extent permitted by Delaware law, subject to any limitation set forth under the federal securities laws, or in this Article VII, no trustee or officer of the Company shall be liable to the Company or its shareholders for money damages.
Section 7.3        Indemnification.
(a)        Subject to any limitations set forth in paragraph (b), (c) or (d) below or, with respect to the advancement of expenses set forth in Section 7.4, the Company shall have the power to indemnify and pay or reimburse reasonable expenses as incurred in advance of final disposition of a proceeding to (i) any individual who is a present or former trustee or officer of the Company and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (ii) any individual who, while a trustee or officer of the Company and at the request of the Company, serves or has served as a trustee, officer, partner, member, manager or trustee of any corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (iii) prior to the qualification of the Common Shares of the Company as Covered Securities, the Administrator or any of its Affiliates acting as an agent of the Company (each such person an “Indemnitee”), in each case to the fullest extent permitted by Delaware law. The Company may, with the approval of the board of trustees or any duly authorized committee thereof, provide such indemnification and advance for expenses to a Person who served a predecessor of the Company in any of the capacities described in (i) or (ii) above and to any employee or agent of the Company or a predecessor of the Company. The Company may purchase directors and officers liability insurance, provided that the Company will not pay the cost of that portion of the insurance that insures against any liability as to which indemnification is prohibited under this Section 7.3.  The board of trustees may take such action as is necessary to carry out this Section 7.3(a).
(b)        Notwithstanding anything to the contrary contained in paragraph (a) above, the Company shall not provide for indemnification of an Indemnitee pursuant to paragraph (a) for any liability or loss suffered by such Indemnitee, unless all of the following conditions are met:
(i)        the Company has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company;
(ii)        the Company has determined, in good faith, that the Indemnitee was acting on behalf of or performing services for the Company;
(iii)        the Company has determined, in good faith, that such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnitee is a trustee (other than an Independent Trustee), Adviser, an affiliate of the Adviser or any officer of the Corporation, or (B) gross negligence or willful misconduct in the case that the Indemnitee is an Independent Trustee; and
(iv)        such indemnification or agreement to hold harmless is recoverable only out of net assets and not from the shareholders.
Notwithstanding the foregoing, this paragraph (b) and paragraph (c) below shall apply to trustees who are not Independent Trustees only so long as the shares of the Company do not qualify as Covered Securities.
(c)        Notwithstanding anything to the contrary contained in paragraph (a) above, and after the qualification of the Common Shares of the Company as Covered Securities, the Company shall not provide for indemnification of an Indemnitee pursuant to paragraph (a) for any liability or loss suffered by such Indemnitee, unless all of the following conditions are met:
(i)        the Company has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company;
(ii)        the Company has determined, in good faith, that the Indemnitee was acting on behalf of or performing services for the Company;
(iii)        the Company has determined, in good faith, that such liability or loss was not the result of gross negligence or willful misconduct in the case that the Indemnitee is a Trustee, Adviser, an affiliate of the Adviser or any officer of the Corporation ; and
(iv)        such indemnification or agreement to hold harmless is recoverable only out of net assets and not from the shareholders.
Notwithstanding the foregoing, this paragraph (c) and paragraph (d) below shall apply to trustees who are not Independent Trustees only so long as the shares of the Company do not qualify as Covered Securities.
(d)    Notwithstanding anything to the contrary contained in paragraph (a) above, the Company shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by an Indemnitee pursuant to paragraph (a) unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.
Section 7.4        Advancement of Expenses. The Company shall pay or reimburse reasonable legal expenses and other costs incurred, as incurred, by an Indemnitee in advance of final disposition of a proceeding if all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (b) such Indemnitee provides the Company with written affirmation of such Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized by Section 7.3 hereof has been met; (c) the legal proceeding was initiated by a third party who is not a shareholder or, if by a shareholder of the Company acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and (d) such Indemnitee provides the Company with a written agreement to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, in cases in which such Person is found not to be entitled to indemnification.
Section 7.5        Express Exculpatory Clauses in Instruments. Neither the shareholders nor the trustees, officers, employees or agents of the Company shall be liable under any written instrument creating an obligation of the Company by reason of their being shareholders, trustees, officers, employees or agents of the Company, and all Persons shall look solely to the Company’s net assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any shareholder, trustee, officer, employee or agent liable thereunder to any third party, nor shall the trustees or any officer, employee or agent of the Company be liable to anyone as a result of such omission.
Section 7.6        Limitation on Indemnification. The provisions of this Article VII shall be subject to any applicable limitations of the 1940 Act.
Section 7.7        Amendment or Repeal. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of this Declaration of Trust or Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sections of this Article VII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
Section 7.8        Non-exclusivity. The indemnification and advancement of expenses provided or authorized by this Article VII shall not be deemed exclusive of any other rights, by indemnification or otherwise, to which any Indemnitee may be entitled under the Bylaws, a resolution of shareholders or trustees, an agreement or otherwise.
ARTICLE VIII
ADMINISTRATOR
Section 8.1        Supervision of Administrator and Adviser.
(a)        Subject to the requirements of the 1940 Act, the board of trustees of the Company and of the Master Fund may exercise broad discretion in allowing an Administrator and Adviser, respectively, to administer and regulate the operations of the Company and the Master Fund, to act as agent for the Company and the Master Fund, to execute documents on behalf of the Company and the Master Fund, and to make executive decisions that conform to general policies and principles established by the board of trustees of the Company and the Master Fund. The board of trustees of the Company and of the Master Fund shall monitor the Administrator and Adviser, respectively, to ensure that the administrative procedures, operations and programs of the Company and the Master Fund are in the best interests of their shareholders and are fulfilled and that (i) the expenses incurred by the Company and the Master Fund are reasonable in light of the investment performance of the Company and the Master Fund, their net assets and their net income, (ii) all Front End Fees shall be reasonable and shall not exceed 15% of the gross proceeds of any offering, regardless of the source of payment, and (iii) the percentage of gross proceeds of any offering committed to Investment in Program Assets shall be at least 85%. All items of compensation to underwriters or dealers, including, but not limited to, selling commissions, expenses, rights of first refusal, consulting fees, finders’ fees and all other items of compensation of any kind or description paid by the Company, directly or indirectly, shall be taken into consideration in computing the amount of allowable Front End Fees.
(b)        The board of trustees of the Company and of the Master Fund are responsible for determining that compensation paid to the Administrator and Adviser, respectively, is reasonable in relation to the nature and quality of services performed and the investment performance of the Company and the Master Fund and that the provisions of the investment advisory agreement are being carried out. The board of trustees of the Company and of the Master Fund may consider all factors that they deem relevant in making these determinations. So long as the Company is a business development company under the 1940 Act, compensation to the Adviser shall be considered presumptively reasonable if the incentive fee is limited to the participation in income and gains allowed by the Investment Advisers Act of 1940, as amended.
Section 8.2        Fiduciary Obligations.  The board of trustees shall have a fiduciary responsibility and duty to the Company and to the shareholders, including but not limited to a fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in the board of trustees’ immediate possession or control, and the board of trustees shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Company.
Section 8.3        Experience.  The board of trustees shall determine the sufficiency and adequacy of the relevant experience and qualifications for the officers of the Company given the business objective of the Company.  The board of trustees of the Company and of the Master Fund shall determine whether the Administrator and the Advisor, respectively, possess sufficient qualifications to perform the administrative and advisory functions for the Company and the Master Fund, respectively, and whether the compensation provided for in their contracts with the Company and the Master Fund is justified.  The chief executive officer and chief investment officer of the Adviser shall have at least three years’ relevant experience demonstrating the knowledge and experience to acquire and manage the type of assets being acquired and shall have not less than four years relevant experience in the kind of service being rendered or otherwise must demonstrate sufficient knowledge and experience to perform the services proposed.  The board of trustees of the Master Fund shall determine whether any successor Adviser possesses sufficient qualifications to perform the advisory function for the Company and the Master Fund and whether the compensation provided for in its contract with the Company is justified.
Section 8.4        Termination. The administrative services agreement and the advisory agreement shall provide that they are terminable by (a) a majority of the Independent Trustees of the Company or Master Fund, respectively, on not less than 60 days’ written notice or (b) the Administrator or Advisor, respectively, on not less than 120 days’ written notice, in each case without cause or penalty, and in each case the Administrator and the Advisor, as the case may be, shall cooperate with the Company or Master Fund, as the case may be, and its board of trustees in making an orderly transition of the administrative services and advisory function.  If the Advisor elects to terminate the investment advisory agreement and the Independent Trustees elect to continue the Company, then the withdrawing Advisor shall pay the direct expenses incurred as a result of its withdrawal.
Section 8.5        Organization and Offering Expenses Limitation. Unless otherwise provided in any resolution adopted by the board of trustees or any agreement executed between the Company and the Administrator, the Advisers or their Affiliates the Company shall reimburse the Administrator, Advisers and/or their Affiliates for Organization and Offering Expenses incurred by the Administrator, Adviser or its Affiliates; provided, however, that the total amount of all Organization and Offering Expenses shall be reasonable, as determined by the board of trustees, and shall be included as Front End Fees for purposes of the limit on such Front End Fees set forth in Section 8.1.
Section 8.6        Reimbursement of Administrator and Adviser. Unless otherwise provided in any resolution adopted by the board of trustees of the Company or of the Master Fund, the Company and the Master Fund may reimburse the Administrator and the Adviser, respectively, at the end of each month, for actual cost of goods and services used for or by the Company or the Master Fund, respectively, and obtained from Persons other than the Administrator’s Affiliates or the Adviser’s Affiliates. The Administrator and the Adviser may be reimbursed for the administrative services necessary to the prudent operation of the Company and the Master Fund, respectively; provided, the reimbursement shall be the lower of the Administrator’s or the Adviser’s actual cost or the amount the Company or Master Fund would be required to pay Persons other than the Administrator, the Adviser or their Affiliates for comparable administrative or advisory services in the same geographic location; and provided, further that such costs are reasonably allocated to the Company or the Master Fund on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles. Notwithstanding the foregoing, the Company may reimburse the Administrator, pursuant to an agreement between the Company and the Administrator whereby the Administrator shall provide certain administrative services for the Company, for the salaries of executive officers of the Administrator also serving in the capacity of chief financial officer, chief operating officer or chief compliance officer of the Company, provided such reimbursement is approved annually by the Independent Trustees.
Section 8.7        Reimbursement Limitations. The Company shall not reimburse the Administrator or its Affiliates for services for which the Administrator or its Affiliates are entitled to compensation in the form of a separate fee. Excluded from the allowable reimbursement shall be: (a) rent or depreciation, utilities, capital equipment, other administrative items of the Administrator; and (b) salaries, except for those of the Chief Financial Officer, Chief Operating Officer and Chief Compliance Officer, fringe benefits, travel expenses and other administrative items incurred or allocated to any Controlling Person of the Administrator.

ARTICLE IX
INVESTMENT OBJECTIVES AND LIMITATIONS
Section 9.1        Investment Objectives. The Company’s investment objectives are to generate current income, capital preservation and, to a lesser extent, long-term capital appreciation. The Independent Trustees shall review the investment policies of the Company with sufficient frequency (not less often than annually) to determine that the policies being followed by the Company are in the best interests of its shareholders. Each such determination and the basis therefor shall be set forth in the minutes of the meetings of the board of trustees.
Section 9.2         Investment in Master Fund.
(a)         The sole permitted investment of the Company is intended to be the common shares of the Master Fund.  Other investments, if any, shall comply with the restrictions set forth below in this Section 9.2.
(b)        The Company shall not invest in general partnerships or joint ventures with non-Affiliates that own and operate specific assets, unless the Company, alone or together with any publicly registered Affiliate of the Company meeting the requirements of subsection (b) below, acquires a controlling interest in such a general partnership or joint venture, but in no event shall the Adviser be entitled to duplicate fees; provided, however that the foregoing is not intended to prevent the Company from carrying out its business of investing and reinvesting its assets in securities of other issuers. For purposes of this Section 9.2, “controlling interest” means an equity interest possessing the power to direct or cause the direction of the management and policies of the general partnership or joint venture, including the authority to: (i) review all contracts entered into by the general partnership or joint venture that will have a material effect on its business or assets; (ii) cause a sale or refinancing of the assets or its interest therein subject, in certain cases where required by the partnership or joint venture agreement, to limits as to time, minimum amounts and/or a right of first refusal by the joint venture partner or consent of the joint venture partner; (iii) approve budgets and major capital expenditures, subject to a stated minimum amount; (iv) veto any sale or refinancing of the assets, or alternatively, to receive a specified preference on sale or refinancing proceeds; and (v) exercise a right of first refusal on any desired sale or refinancing by the joint venture partner of its interest in the assets, except for transfer to an Affiliate of the joint venture partner.
(c)        The Company shall have the authority to invest in general partnerships or joint ventures with other publicly registered Affiliates of the Company if all of the following conditions are met: (i) the Affiliate and the Company have substantially identical investment objectives; (ii) there are no duplicate fees to the Adviser; (iii) the compensation payable by the general partnership or joint venture to the Advisers in each Company that invests in such partnership or joint venture is substantially identical; (iv) each of the Company and the Affiliate has a right of first refusal to buy if the other party wishes to sell assets held in the joint venture; (v) the investment of each of the Company and its Affiliate is on substantially the same terms and conditions; and (vi) any prospectus of the Company in use or proposed to be used when such an investment has been made or is contemplated discloses the potential risk of impasse on joint venture decisions since neither the Company nor its Affiliate controls the partnership or joint venture, and the potential risk that while the Company or its Affiliate may have the right to buy the assets from the partnership or joint venture, it may not have the resources to do so; provided, however, that this paragraph 9.2(b) shall not limit the Company’s ability to invest in the Master Fund.
(d)        The Company shall have the authority to invest in general partnerships or joint ventures with Affiliates other than publicly registered Affiliates of the Company only if all of the following conditions are met: (i) the investment is necessary to relieve the Adviser from any commitment to purchase the assets entered into in compliance with Section 10.1 prior to the closing of the offering period of the Company; (ii) there are no duplicate fees to the Adviser; (iii) the investment of each entity is on substantially the same terms and conditions; (iv) the Company has a right of first refusal to buy if the Adviser wishes to sell assets held in the joint venture; and (v) any prospectus of the Company in use or proposed to be used when such an investment has been made or is contemplated discloses the potential risk of impasse on joint venture decisions.
(e)        The Company may be structured to conduct operations through separate single-purpose entities managed by the Adviser (i.e., multi-tier arrangements); provided that the terms of any such arrangements do not result in the circumvention of any of the requirements or prohibitions contained herein or under applicable federal or state securities laws. Any agreements regarding such arrangements shall accompany any prospectus of the Company, if such agreement is then available, and the terms of such agreement shall contain provisions assuring that all of the following restrictions apply: (i) there will be no duplication or increase in Organization and Offering Expenses, fees payable to the Adviser, expenses or other fees and costs charged to the Company; (ii) there will be no substantive alteration in the fiduciary and contractual relationship between the Adviser, the Company and the shareholders; and (iii) there will be no diminishment in the voting rights of the shareholders.
(f)        Other than as specifically permitted in subsections (c), (d) and (e) above, the Company shall not invest in general partnerships or joint ventures with Affiliates.
(g)        The Company shall be permitted to invest in general partnership interests of limited partnerships only if the Company, alone or together with any publicly registered Affiliate of the Company meeting the requirements of subsection (b) above, acquires a “controlling interest” as defined in subsection (a) above, the Adviser is not entitled to any duplicate fees, no additional compensation beyond that permitted under applicable law is paid to the Adviser, and the partnership agreement or other applicable agreement complies with this Section 9.2.
Section 9.3        Other Goods or Services.
(a)        In addition to the services to be provided to the Company and the Master Fund under the administrative services agreement and investment advisory agreement, respectively, the Company and the Master Fund may accept goods or other services provided by the Administrator or Adviser in connection with the operation of assets, provided that: (i) the Administrator or the Adviser, as the case may be, as a fiduciary, determines such arrangement is in the best interest of the Company or the Master Fund; (ii) the terms pursuant to which all such goods or services are provided to the Company or the Master Fund by the Administrator or Adviser shall be embodied in a written contract, the material terms of which must be fully disclosed to the shareholders; (iii) the contract may only be modified with approval of holders of a majority of the outstanding voting securities of the Company; and (iv) the contract shall contain a clause allowing termination without penalty on 60 days’ notice. Without limitation to the foregoing, arrangements to provide such goods or other services must meet all of the following criteria: (x) the Adviser or Administrator must be independently engaged in the business of providing such goods or services to persons other than its Affiliates and at least 33% of the Adviser’s or Administrator’s associated gross revenues must come from persons other than its Affiliates; (y) the compensation, price or fee charged for providing such goods or services must be comparable and competitive with the compensation, price or fee charged by persons other than the Adviser, an Administrator and their respective Affiliates in the same geographic location who provide comparable goods or services which could reasonably be made available to the Company; and (z) except in extraordinary circumstances, the compensation and other material terms of the arrangement must be fully disclosed to the shareholders. Extraordinary circumstances are limited to instances when immediate action is required and the goods or services are not immediately available from persons other than the Adviser, an Administrator and their respective Affiliates.
(b)        Notwithstanding anything to the contrary contained in paragraph (a) above, if the Adviser or Administrator is not engaged in the business to the extent required by such clause, the Adviser or Administrator may provide to the Company other goods and services if all of the following additional conditions are met: (i) the Adviser or Administrator can demonstrate the capacity and capability to provide such goods or services on a competitive basis; (ii) the goods or services are provided at the lesser of cost or the competitive rate charged by persons other than the Adviser, an Administrator and their respective Affiliates in the same geographic location who are in the business of providing comparable goods or services; (iii) the cost is limited to the reasonable necessary and actual expenses incurred by the Adviser or Administrator on behalf of the Company in providing such goods or services, exclusive of expenses of the type that may not be reimbursed under applicable federal or state securities laws; and (iv) expenses are allocated in accordance with generally accepted accounting principles and are made subject to any special audit required by applicable federal and state securities laws.
ARTICLE X
CONFLICTS OF INTEREST
Section 10.1        Sales and Leases to Company. The Company shall not purchase or lease assets in which the Adviser or any Affiliate thereof has an interest unless all of the following conditions are met: (a) the transaction is fully disclosed to the shareholders either in a periodic report filed with the SEC or otherwise; and (b) the assets are sold or leased upon terms that are fair and reasonable to the Company and at a price not to exceed the lesser of cost or fair market value as determined by an Independent Expert. Notwithstanding anything to the contrary in this Section 10.1, the Adviser may purchase assets in its own name (and assume loans in connection therewith) and temporarily hold title thereto, for the purposes of facilitating the acquisition of the assets, the borrowing of money, obtaining financing for the Company, or the completion of construction of the assets, provided that all of the following conditions are met: (i) the assets are purchased by the Company at a price no greater than the cost of the assets to the Adviser; (ii) all income generated by, and the expenses associated with, the assets so acquired shall be treated as belonging to the Company; and (iii) there are no other benefits arising out of such transaction to the Adviser apart from compensation otherwise permitted under this Declaration of Trust.
Section 10.2        Sales and Leases to Trustees or Affiliates. The Company shall not sell assets to the trustees or any Affiliate thereof unless such sale is duly approved by the holders of a majority of the outstanding voting securities of the Company. The Company shall not lease assets to any trustee or Affiliate thereof unless all of the following conditions are met: (a) the transaction is fully disclosed to the shareholders either in a periodic report filed with the SEC or otherwise; and (b) the terms of the transaction are fair and reasonable to the Company.
Section 10.3        Loans. Except for the advancement of funds pursuant to Sections 7.3 and 7.4, no loans, credit facilities, credit agreements or otherwise shall be made by the Company to any Affiliate thereof.
Section 10.4        Commissions on Financing, Refinancing or Reinvestment. The Company and the Master Fund shall not pay, directly or indirectly, a commission or fee to the Adviser or any Affiliate thereof (except as otherwise specified in this Declaration of Trust) in connection with the reinvestment of their cash flow from operations and available reserves or of the proceeds of the resale, exchange or refinancing of their assets.
Section 10.5        Other Transactions. The Company shall not engage in any other transaction with an Adviser, a trustee or Affiliate thereof unless (a) such transaction complies with applicable provisions of the NASAA Omnibus Guidelines and all applicable law and (b) a majority of the trustees (including a majority of the Independent Trustees) not otherwise interested in such transaction approve such transaction as fair and reasonable to the Company and on terms and conditions not less favorable to the Company than those available from non-Affiliated third parties.
Section 10.6        Lending Practices. On financing made available to the Company by the Adviser, the Adviser may not receive interest in excess of the lesser of the Adviser’s cost of funds or the amounts that would be charged by unrelated lending institutions on comparable loans for the same purpose. The Adviser shall not impose a prepayment charge or penalty in connection with such financing and the Adviser shall not receive points or other financing charges. The Adviser shall be prohibited from providing permanent financing for the Company. For purposes of this Section 10.6, “permanent financing” shall mean any financing with a term in excess of 12 months.
Section 10.7        Exchange of Program Interests. The Company shall not acquire assets in exchange for its shares except for interests in the Master Fund or as may otherwise be approved by the board of trustees, including by a majority of Independent Trustees.
ARTICLE XI
SHAREHOLDERS
Section 11.1        Voting Rights of Shareholders. Subject to and in addition to the provisions of any class or series of shares then outstanding and the mandatory provisions of any applicable laws or regulations, or other provisions of this Declaration of Trust, upon a vote by the holders of a majority of the shares of the Company entitled to vote on the matter, shareholders may, without the necessity for concurrence by the Adviser, direct that the Company: (a) amend the investment advisory agreement, (b) remove the Adviser and elect a new Adviser or (c) approve or disapprove the sale of all or substantially all of the assets of the Company when such sale is made other than in the ordinary course of the Company’s business.
Without approval of holders of a majority of the outstanding shares entitled to vote on the matter, the Company shall not permit the Adviser to: (i) amend the investment advisory agreement, except for amendments that do not adversely affect the interests of the shareholders; (ii) voluntarily withdraw as the Adviser unless such withdrawal would not affect the tax status of the Company and would not materially adversely affect the shareholders; (iii) appoint a new Adviser; or (iv) sell all or substantially all of the Company’s assets other than in the ordinary course of the Company’s business.

Section 11.2        Voting Limitations on Shares Held by Trustees and Affiliates. With respect to shares owned by the Adviser, any trustee, or any of their Affiliates, the Company shall require that the Adviser, such trustee(s) and any of their Affiliates agree not to vote or consent on matters submitted to the shareholders regarding the removal of such trustee(s) or any of their Affiliates or any transaction between the Company and any of them. In determining the requisite percentage in interest of shares necessary to approve a matter on which the Adviser, such trustee(s) and any of their Affiliates may not vote or consent, any shares owned by any of them shall not be included.
Section 11.3        Right of Inspection.
(a)        Any shareholder may (i) in person or by agent, on written request, inspect and obtain copies during normal business hours the Company’s books and records and stock ledger and (ii) present to any officer of the Company or its resident agent a written request for a statement if its affairs.
(b)        Any person or group of persons who together are, and for at least six months have been, shareholders of record of at least 5% of the Company’s outstanding equity securities of any class may (i) in person or by agent, on written request, inspect and copy during usual business hours the books and records and stock ledger of the Company; (ii) present to any officer or resident agent of the Company a written request for a statement of its affairs; and (iii) in the event the Company does not maintain the original or a duplicate stock ledger at its principal office, present to any officer or resident agent of the Company a written request for the Shareholder List.  As used in this Section 11.3, the term “Shareholder List” means an alphabetical list of names and addresses of the shareholders of the Company along with the number of equity shares held by each of them.
(c)        A copy of the Shareholder List, requested in accordance with this Section 11.3, shall be mailed within ten business days of the request and shall be printed in alphabetical order, on white paper, and in readily readable type size (no smaller than 10 point font).
(d)        The Company may impose a reasonable charge for expenses incurred in reproduction pursuant to the shareholder request.  A holder of Common Shares may request a copy of the Shareholder List in connection with matters relating to shareholders’ voting rights, the exercise of shareholder rights under federal proxy laws or for any other proper and legitimate purpose.  Each shareholder who receives a copy of the Shareholder List shall keep such list confidential and shall sign a confidentiality agreement to the effect that such shareholder will keep the Shareholder List confidential and share such list only with its employees, representatives or agents who agree in writing to maintain the confidentiality of the Shareholder List.
(e)        If the Administrator, the Company or the trustees neglect or refuse to exhibit, produce or mail a copy of the Shareholder List as requested, the Administrator and the Company shall be liable to any shareholder requesting the list for the costs, including attorneys’ fees, incurred by that shareholder for compelling the production of the Shareholder List, and for actual damages suffered by any shareholder by reason of such refusal or neglect.  It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Shareholder List is to secure such list of shareholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a shareholder relative to the affairs of the Company.  The Company may require the shareholder requesting the Shareholder List to represent that the list is not requested for a commercial purpose unrelated to the shareholder’s interest in the Company.  The remedies provided hereunder to shareholders requesting copies of the Shareholder List are in addition, to and shall not in any way limit, other remedies available to shareholders under federal law, or the laws of any state.
ARTICLE XII
ROLL-UP TRANSACTIONS
Section 12.1        Roll-up Transactions. In connection with any proposed Roll-Up Transaction, an appraisal of all of the Company’s assets shall be obtained from a competent Independent Expert. The Company’s assets shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal shall be filed with the SEC and applicable State Securities Administrators as an exhibit to the Registration Statement for the offering.  Accordingly, an issuer using the appraisal shall be subject to the requirements and obligations under the federal state and securities laws that apply to the use of such an appraisal.  The appraisal shall assume an orderly liquidation of the assets over a twelve-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Company and the shareholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to shareholders in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction shall offer to shareholders who vote against the proposed Roll-Up Transaction the choice of:
(a)        accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction;
(b)        remaining as shareholders of the Company and preserving their interests therein on the same terms and conditions as existed previously; or
(c)        receiving cash in an amount equal to the shareholder’s pro rata share of the appraised value of the net assets of the Company.
The Company is prohibited from participating in any proposed Roll-Up Transaction:
(a)        that would result in the shareholders having voting rights in a Roll-Up Entity that are less than the rights provided for in Section 11.1 hereof or rights with respect to meetings that are less than the rights provided for in Article II, Section 3 of the Bylaws;
(b)        that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the shares held by that investor;
(c)        in which investor’s rights to access of records of the Roll-Up Entity will be less than those described in Section 11.3 hereof; or
(d)        in which any of the costs of the Roll-Up Transaction would be borne by the Company if the Roll-Up Transaction is rejected by the shareholders.
ARTICLE XIII
DURATION OF THE COMPANY
Section 13.1        Duration of the Company. The Company shall continue perpetually unless terminated pursuant to the provisions contained herein or pursuant to any applicable provision of the Statutory Trust Act.
Section 13.2        Dissolution by Shareholder Vote.  The Company may be dissolved at any time, without the necessity for concurrence by the board of trustees, upon affirmative vote by the holders of at least a majority of the outstanding shares of capital stock entitled to vote on the matter.
Section 13.3        Consideration of Liquidity Event.  If the Company has not had a Liquidity Event on or before sixty (60) months after the conclusion of the Company’s initial public offering, the Board of Trustees shall be required to consider, but shall not be required to recommend, a Liquidity Event of the Company.
Section 13.4        Merger or Other Reorganization of the Company.  The Company may not cause the merger or other reorganization of the Company without the affirmative vote by the holders of at least a majority of the outstanding shares of capital stock of the Company entitled to vote on the matter.
ARTICLE XIV
DEFINITIONS
As used in this Declaration of Trust, the following terms shall have the following meanings unless the context otherwise requires:
1940 Act. The term “1940 Act” shall mean the Investment Company Act of 1940, as amended.
Acquisition Expenses. The term “Acquisition Expenses” shall mean any and all expenses incurred by the Company, the Adviser, or any Affiliate of either in connection with the initial purchase or acquisition of assets by the Company, including, without limitation, legal fees and expenses, travel and communications expenses, accounting fees and expenses, any commission, selection fee, supervision fee, financing fee, non-recurring management fee or any fee of a similar nature, however designated and miscellaneous expenses relating to the purchase or acquisition of assets, whether or not acquired.

Acquisition Fees. The term “Acquisition Fees” shall mean any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Company or the Adviser) in connection with the initial purchase or acquisition of assets by the Company. Included in the computation of such fees or commissions shall be any commission, selection fee, supervision fee, financing fee, non-recurring management fee or any fee of a similar nature, however designated.
Administrator.  The term “Administrator” shall mean the Person or Persons, if any, appointed, employed or contracted with by the Company pursuant to an administrative services agreement to provide the administrative services necessary for the operation of the Company, including any Person to whom the Administrator subcontracts any and all such services and including any successor to an Administrator who enters into an administrative services agreement with the Company or who subcontracts with a successor Administrator.
Adviser or Advisers. The term “Adviser” or “Advisers” shall mean the Person or Persons, if any, appointed, employed or contracted with or by the Master Fund pursuant to an investment advisory agreement to provide investment advisory services to the Master Fund and who is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, including any Person to whom the Adviser subcontracts any and all such services pursuant to a sub-advisory agreement and including any successor to an Adviser who enters into an investment advisory agreement with the Master Fund or who subcontracts with a successor Adviser.
Affiliate or Affiliated. The term “Affiliate” or “Affiliated” shall mean, with respect to any Person: (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or partner.
Assessments.  The term “Assessments” shall mean additional amounts of capital which may be mandatorily required of, or paid voluntarily by, a shareholder beyond his or her subscription commitment excluding deferred payments.
Bylaws. The term “Bylaws” shall mean the bylaws of the Company as the same may be amended from time to time.
Capital Contributions. The term “Capital Contributions” shall mean the total investment, including the original investment and amounts reinvested pursuant to a distribution reinvestment plan, in the Company by a shareholder or by all shareholders, as the case may be. Unless otherwise specified, Capital Contributions shall be deemed to include principal amounts to be received on account of deferred payments.
Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.
Common Shares. The term “Common Shares” shall have the meaning set forth in Section 5.1.
Company. The term “Company” shall mean Carey Credit Income Fund 2018 T.
Controlling Person.  The term “Controlling Person” shall include, but is not limited to, all Persons, whatever their titles, who perform functions for the Adviser similar to those of:  (a) chairman or member of the board of trustees; (b) executive officers; and (c) those holding 10% of more equity interest in the Adviser or a person having the power to direct or cause the direction of the Adviser, whether through the ownership of voting securities, by contract, or otherwise.
Covered Security. The term “Covered Security” shall have the meaning set forth in the Securities Act.
Declaration of Trust. The term “Declaration of Trust” shall have the meaning set forth in the Preamable.
Delaware Trustee. The term “Delaware Trustee” shall have the meaning set forth in Article III.
DGCL. The term “DGCL” shall mean Delaware General Corporation Law.
Exchange Act.  The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
Expenses. The term “Expenses” shall have the meaning set forth in Section 3.7.

Front End Fees. The term “Front End Fees” shall mean fees and expenses paid by any party for any services rendered to organize the Company and to acquire assets for the Company, including Organization and Offering Expenses, Acquisition Fees, Acquisition Expenses and any other similar fees, however designated by the Adviser.
GAAP.  The term “GAAP” shall mean generally accepted accounting principles as in effect in the United States of America from time to time or such other accounting basis mandated by the SEC.
Indemnified Persons. The term “Indemnified Persons” shall have the meaning set forth in Section 3.7.
Indemnitee. The term “Indemnitee” shall have the meaning set forth in Section 7.3.
Independent Trustee. The term “Independent Trustee” shall mean a trustee that is not an “interested person” as that term is defined under Section 2(a)(19) of the 1940 Act.
Independent Expert. The term “Independent Expert” shall mean a Person with no material current or prior business or personal relationship with the Adviser who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company, and who is qualified to perform such work.
Investment in Program Assets. The term “Investment in Program Assets” shall mean the amount of Capital Contributions actually paid or allocated to the purchase or development of assets acquired by the Company (including working capital reserves allocable thereto, except that working capital reserves in excess of 3% shall not be included) and other cash payments such as interest and taxes, but excluding Front End Fees.
Listing. The term “Listing” shall mean the listing of the Common Shares on a national securities exchange.
Liquidity Event.  The term “Liquidity Event” shall mean (i) a cash repurchase request to the Master Fund for 100% of the Company’s shares in the Master Fund, pursuant to the Master Fund’s quarterly share repurchase program (a “Liquidation Repurchase Request”) followed by the distribution of repurchase proceeds to shareholders in connection with our complete liquidation; (ii) a listing of the Company’s shares on a national securities exchange; (iii) a merger or other transaction approved by our Board of trustees in which the Company’s shareholders will receive cash or shares of another publicly traded company; or (iv) a sale of all or substantially all of the Company’s assets following an in-kind repurchase by the Master Fund, either on a complete portfolio basis or individually, followed by a liquidation.
Master Fund.  The term “Master Fund” shall mean Carey Credit Income Fund, an externally managed, non-diversified closed-end management investment company.  The Master Fund is a Delaware statutory trust that has qualified as a business development company under the 1940 Act.  The Master Fund serves as the master fund, and the Company serves as a feeder fund, in a master/feeder structure.  The Company intends to invest substantially all of its assets in the common shares of the Master Fund.  The Master Fund has the same investment objectives and strategies as the Company.  The individuals who serve on the Company’s board of trustees are expected to also serve on the Master Fund’s board of trustees.
NASAA. The term “NASAA” shall mean North American Securities Administrators Association.
Net Worth.  The term “Net Worth” shall mean the excess of total assets over total liabilities as determined in accordance with GAAP.
Non-Compliant Tender Offer.  The term “Non-Compliant Tender Offer” shall have the meaning set forth Section 5.10(a).
Organization and Offering Expenses. The term “Organization and Offering Expenses” shall mean any and all costs and expenses incurred by and to be paid from the assets of the Company in connection with the formation, qualification and registration of the Company, and the marketing and distribution of shares of the Company, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving, amending, supplementing, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses (including the costs related to investor and broker-dealer sales meetings), charges of transfer agents, registrars, trustees, escrow holders, depositories, experts, fees, expenses and taxes related to the filing, registration and qualification of the sale of the shares of the Company under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

Person. The term “Person” shall mean an individual, corporation, limited liability company, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
Preferred Shares. The term “Preferred Shares” shall have the meaning set forth in Section 5.1.
Program.  The term “Program” shall mean a limited or general partnership, joint venture, unincorporated association or similar organization other than a corporation formed and operated for the primary purpose of investment in and the operation of or gain from and interest in the assets to be acquired by such entity.
Promotional Interest.  The term “Promotional Interest” shall mean a percentage interest of the Adviser in all Company revenues, costs and expenses, other than Front End Fees, for which the Adviser is not obligated to make a Capital Contribution in the form of cash or tangible property.
Prospectus. The term “Prospectus” shall have the meaning set forth in Section 5.8.
Public Offering. The term “Public Offering” shall have the meaning set forth in Section 5.8.
Quorum.   The term “Quorum” shall have the meaning as set forth in the Company’s Bylaws, as may be amended from time to time.
Roll-Up Entity. The term “Roll-Up Entity” shall mean a partnership, trust, corporation or other entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.
Roll-Up Transaction. The term “Roll-Up Transaction” shall mean a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Company and the issuance of securities of a Roll-Up Entity to the shareholders, except for a transaction resulting in the acquisition, merger, conversion or consolidation of the Company by or with the Master Fund. Such term does not include:
(a)        a transaction involving securities of the Company that have been for at least twelve months listed on a national securities exchange or traded on a NASDAQ Stock Market; or
(b)        a transaction involving the conversion to corporate, trust or association form of only the Company, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:
(i)        shareholders’ voting rights;
(ii)        the term of existence of the Company;
(iii)    Adviser compensation; or
(iv)    the Company’s investment objectives.
SEC. The term “SEC” shall mean the U.S. Securities and Exchange Commission.
Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended.
Specified Asset Program.  The term “Specified Asset Program” means a program where, at the time a securities registration is ordered effective, at least 75% of the net proceeds from the sale of program interests are allocable to the purchase, construction, renovation or improvement of individually identified assets or assets that provide a reasonably objective basis in conformity with the Guidelines of the American Institute of Certified Public Accountants to allow the issuance of prospective financial statements.  Reserves shall not be included in the 75%.
Sponsor.  The term “Sponsor” shall mean any Person directly or indirectly instrumental in organizing, wholly or in part, the Company or any Person who will control, manage or participate in the management of the Company, and any Affiliate of such Person. Not included is any Person whose only relation with the Company is that of an independent manager of a portion of Company assets and whose only compensation is as such. “Sponsor” does not include wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services rendered in connection with the offering of Company shares. A Person may also be deemed a Sponsor of the Company by:

(a)        taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the Company, either alone or in conjunction with one or more other Persons;
(b)        receiving a material participation in the Company in connection with the founding or organizing of the business of the Company, in consideration of services or property, or both services and property;
(c)        having a substantial number of relationships and contacts with the Company;
(d)        possessing significant rights to control Company properties;
(e)        receiving fees for providing services to the Company which are paid on a basis that is not customary in the industry; or
(f)        providing goods or services to the Company on a basis which was not negotiated at arm’s length with the Company.
State Administrator.  The term “State Administrator” shall mean the official or agency administering the securities laws of a state, province or commonwealth.
Statutory Trust Act. The term “Statutory Trust Act” shall mean Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801, et seq.
ARTICLE XV
MISCELLANEOUS
Section 15.1    Liquidation.  Upon dissolution of the Company, the board of trustees shall cause the Company to liquidate and wind-up in a manner consistent with Section 3808 of the Statutory Trust Act.
Section 15.2    Termination of the Trust.  Upon dissolution and the completion of the winding up of the affairs of the Company, the Company shall be terminated by one or more trustees executing and filing with the Delaware Secretary of State a certificate of cancellation of the certificate of trust of the Company.
Section 15.3    Governing Law.  This Declaration of Trust and the Bylaws shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements to be made and performed entirely in said State; provided, however, that there shall not be applicable to the Company, the board of trustees, the Delaware Trustee or this Declaration of Trust or the Bylaws any provisions of the laws (statutory or common) of the State of Delaware pertaining to trusts (other than the Statutory Trust Act) that relate to or regulate, in a manner inconsistent with the terms hereof (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (ii) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust, (iii) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (iv) fees or other sums payable to trustees, officers, agents or employees of a trust, (v) the allocation of receipts and expenditures to income or principal, (vi) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding or investing trust assets, or (vii) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees, which are inconsistent with the limitations or liabilities or authorities and powers of trustees as set forth or referenced in this Declaration of Trust.  Section 3540 of the Statutory Trust Act shall not apply to the Company.
Section 15.4    Exclusive Delaware Jurisdiction.  Each trustee, each officer, each shareholder and each Person beneficially owning an interest in a share of the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Statutory Trust Act, (i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to the Company or its business and affairs, the Statutory Trust Act, the DCGL, this Declaration of Trust or the Bylaws or asserting a claim governed by the internal affairs (or similar) doctrine (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of this Declaration of Trust or the Bylaws, or (B) the duties (including fiduciary duties), obligations or liabilities of the Company to the shareholders or the trustees, or of officers or the trustees to the Company, to the shareholders or each other, or (C) the rights or powers of, or restrictions on, the Company, the officers, the trustees or the shareholders, or (D) any provision of the DGCL, the Statutory Trust Act or other laws of the State of Delaware pertaining to trusts made applicable to the Company pursuant to Section 3809 of the Statutory Trust Act, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Statutory Trust Act, the DGCL, this Declaration of Trust or the Bylaws relating in any way to the Company or (F) the federal securities laws of the United States, including, without limitation, the 1940 Act, or the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder  (regardless, in every case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction; (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, or (B) such claim, suit, action or proceeding is brought in an inconvenient forum; (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; and (vi) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding.
Section 15.5    Agreement to be Bound.  EVERY PERSON, BY VIRTUE OF HAVING BECOME A SHAREHOLDER IN ACCORDANCE WITH THE TERMS OF THIS DECLARATION OF TRUST AND THE BYLAWS, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, SHALL BE DEEMED TO HAVE EXPRESSLY ASSENTED AND AGREED TO THE TERMS OF, AND SHALL BE BOUND BY, THIS DECLARATION OF TRUST AND THE BYLAWS.
Section 15.6     Provisions in Conflict with Law or Regulations.
(a)        If and to the extent that any provision of the Statutory Trust Act, the DGCL or any provision of this Declaration of Trust or Bylaws conflicts with any provision of the Investment Company Act, the applicable provision of the Investment Company Act shall control; provided, however, that such conflict shall not affect any of the remaining provisions of this Declaration of Trust or the Bylaws or render invalid or improper any action taken or omitted prior to such determination.
(b)        If any provision of this Declaration of Trust or the Bylaws shall be held to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall, not in any manner affect such provision in any other jurisdiction or any other provision of this Declaration of Trust or the Bylaws in any jurisdiction.
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IN WITNESS WHEREOF, the sole initial trustee has caused this Declaration of Trust to be signed as of March 18, 2016 and to be Amended and Restated as of January 30, 2017.

TRUSTEE:
/s/ Mark J. DeCesaris
Name: Mark J. DeCesaris

TRUSTEE:
/s/ Jeffrey B. Abrams
Name: Jeffrey B. Abrams

TRUSTEE:
/s/ Marc S. Goodman
Name: Marc S. Goodman

TRUSTEE:
/s/ Eric Rosenblatt
Name: Eric Rosenblatt

TRUSTEE:
/s/ Peter E. Roth
Name: Peter E. Roth

DELAWARE TRUSTEE:
WILMINGTON TRUST, NATIONAL ASSOCIATION
By:	/s/ David B. Young
Name:	David B. Young
Title:	Vice President